Exhibit 99

FOR IMMEDIATE RELEASE

General Mills to Promote Dana McNabb to Group President, North America Retail and North America Pet

Promotion Adds Key Growth Area to McNabb’s Existing Portfolio

MINNEAPOLIS (May 19, 2025) — General Mills Inc. (NYSE: GIS) today announced that effective June 1st, Dana McNabb will be promoted to Group President, North America Retail (NAR) and North America Pet. This change adds oversight of a key growth area, North America Pet, to McNabb’s current responsibilities over NAR, the company’s largest business segment. Liz Mascolo, Segment President, North America Pet, will report into McNabb with this change.

“Time and again, Dana’s proven herself a strong leader, general manager and brand builder, all strengths that will serve us well in the growing Pet food category,” said Jeff Harmening, Chairman and CEO, General Mills. “The Pet segment is also a rapidly evolving space, with pet parents seeking new ways to feed, treat and delight the furry members of their family. Dana brings a strategic rigor to all that she does and I’m confident that she will grow the Pet segment through remarkable consumer experiences and bring new innovations to the market as well.”

In 2023, McNabb was named Group President, North America Retail. Prior to that, she was named Chief Strategy and Growth Officer for the company in 2021, where she was responsible for the company’s enterprise growth capabilities and portfolio shaping. Earlier, McNabb served as Group President, Europe & Australia segment, returning that segment to growth. She also served as President of the U.S. Cereal operating unit, notably achieving U.S. cereal category leadership for the first time in 15 years and accelerating growth in net sales and operating profit.

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About General Mills

General Mills makes food the world loves. The company is guided by its Accelerate strategy to boldly build its brands, relentlessly innovate, unleash its scale and stand for good. Its portfolio of beloved brands includes household names like Cheerios, Nature Valley, Blue Buffalo, Häagen-Dazs, Old El Paso, Pillsbury, Betty Crocker, Yoplait, Totino’s, Annie’s, Wanchai Ferry, Yoki and more. General Mills generated fiscal 2024 net sales of U.S. $20 billion. In addition, the company’s share of non-consolidated joint venture net sales totaled U.S. $1 billion. For more information, visit www.generalmills.com.

Contacts

(Investors) Jeff Siemon: +1-763-764-2301

(Media) Chelcy Walker: +1-763-764-6364